EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Jon Puckett	Lesley Pool
Vice President/	Senior Vice President/
Investor Relations	Chief Marketing Officer
Affiliated Computer Services, Inc.	Affiliated Computer Services, Inc.
214-841-8281	214-841-8028
jon.puckett@acs-inc.com	lesley.pool@acs-inc.com
ACS Promotes Proven Leaders Vezina, Burlin
to Chief Operating Officers;
Move Launches New CEO’s Vision for Company’s Future
DALLAS, TEXAS: December 19, 2006 — Affiliated Computer Services, Inc. (NYSE: ACS), a premier provider of business process outsourcing and information technology solutions, today announced that it has promoted two key leaders into new positions of responsibility. Ann Vezina, Executive Vice President and Group President of ACS Commercial Solutions, has been promoted to Chief Operating Officer — Commercial Solutions Group and Tom Burlin, Executive Vice President and Group President of ACS Government Solutions, has been promoted to Chief Operating Officer — Government Solutions Group, reporting directly to Lynn Blodgett, ACS President and CEO.
The promotions set in motion Blodgett’s vision for the future of ACS. Blodgett envisions an ACS that is more client-focused than ever and absolutely committed to operational excellence and organizational simplicity. The promotions underscore Blodgett’s desire to give ACS’ proven leaders and operating groups more authority and autonomy.
Blodgett said, “Promoting Ann and Tom to their new positions opens the door for better and deeper client relationships and provides an improved market-facing structure for our operating groups. This organizational change will help meet our objective of future growth in two ways. First, by eliminating a layer of leadership between my office and the field, we can push authority back into our lines of business, giving our employees the freedom to make critical, client-affecting decisions quickly. Second, it improves the simplicity and effectiveness of our operations which will best leverage our knowledge, best practices, and advanced technologies across the company and throughout our operations.”

In her new position, Vezina will be responsible for the operations and growth of the Commercial Solutions Group (CSG) that contributes more than $3 billion to ACS’ annual revenue. CSG serves thousands of clients around the world in industries including communications, education, energy, financial services, healthcare, insurance, manufacturing, retail, and transportation and travel.
Vezina has more than 20 years of global BPO and IT experience across a broad spectrum of industries. Before joining ACS, she spent 18 years with EDS, progressively advancing her management and leadership skills through experience in BPO operations, sales and business development, project and client management, relationship development, and IT services.
Vezina said, “In basic terms, our vision is to be a leader of the global, integrated BPO and IT services market. The capabilities we’ve built are in place today and are the best in the market. I’ve never seen a more exciting time in our history.”
In his new position, Burlin will be responsible for the operations and growth of the Government Solutions Group (GSG) that contributes more than $2 billion to the Company’s annual revenue and is the leading provider of BPO services to state and local governments.
Burlin has almost 30 years of industry experience, joining ACS in 2005 after a successful 26-year career with IBM. Prior to his work at ACS, he was a Partner of the U.S. Federal Industry Group of IBM’s Business Consulting Services, responsible for a $1.5 billion book of business servicing the U.S. Federal Government. Under his leadership, all IBM Global Services offerings to the Federal Government were consolidated.
Burlin commented, “ACS is proud of its record of helping governments around the world improve the levels of services they provide their citizens. With a renewed focus on client service, our future growth is assured.”
Blodgett concluded, “Together, Ann and Tom have more than 50 years of industry experience. With the full weight, scope, autonomy, and authority deserving of their titles, we are in the right hands to continue growing ACS and I have the utmost faith in their abilities.”
ACS, a global FORTUNE 500 company with more than 58,000 people supporting client operations reaching nearly 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.
The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including our most recent filing. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.